UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec (the “Consent Solicitation”).  SP II has filed a definitive consent statement with the SEC with regard to the Consent Solicitation.

Item 1:  Press release issued by SP II on October 15, 2009:

Steel Partners Comments on Lengthy Record of Value Destruction at
Adaptec under CEO S. "Sundi" Sundaresh

Asks Stockholders to Consider Whether Mr. Sundaresh Has Earned the Right to Continue to Run and Control Adaptec

Urges Stockholders to Consider Mr. Sundaresh’s Substantial Value Destruction at Adaptec,
His Long History of Failures Elsewhere and His Empty Promises

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) announced today that it has issued the following statement to stockholders of Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT) in which it details the record of substantial value destruction at Adaptec under CEO S. “Sundi” Sundaresh, his long history of failures elsewhere and his empty promises. Steel Partners urged stockholders to put aside all of the Company’s propaganda and to focus squarely on the single most important issue facing stockholders in this consent solicitation -- whether Mr. Sundaresh has earned the right to continue to run and control Adaptec.

In deciding whether Mr. Sundaresh has earned this right, his failed record speaks for itself.

Over four years ago, Mr. Sundaresh was brought in to lead a turnaround aimed at refocusing and rebuilding Adaptec’s business. In that time, the undisputed facts are:

•	The Company’s Enterprise Value has steeply declined from approximately $200 million to below zero.

•	The Company has spent over $200 million in R&D, yet revenues have sharply fallen from $344 million in FY 2006 to $115 million in FY 2009, a 67% decline.

•
The Company has lost money from operations every single year, with $270 million of total losses from operations, approximately $17 million in losses from the recent Aristos acquisition and $116 million in losses from prior acquisitions.

•	The stock has underperformed its “peer group index” (as provided by the Company’s independent financial advisor) by approximately 100%.

Though they try, there is absolutely no way the Company can defend Mr. Sundaresh’s horrendous track record of stockholder value destruction. As Glass Lewis recently noted: “Overall, we believe the Company’s ever-worsening financial results and underperformance relative to its peers in various areas warrant a change to the Company’s current board and/or management team.” Removing Mr. Sundaresh from the Board is the change that is needed!

In deciding whether Mr. Sundaresh has any chance of success at Adaptec, you should be aware of his horrendous history of failures elsewhere:

A look at Mr. Sundaresh’s resume over the past decade reveals an alarming pattern of failures and value destruction. Two companies where Mr. Sundaresh previously served as President and CEO, Jetstream Communications and Candera Inc., were each forced to shut down as a result of his failed leadership.

Jetstream Communications

Mr. Sundaresh served as President and CEO of Jetstream Communications, Inc. from July 1998 to April 2002. Frighteningly, his time at Jetstream bears striking similarities to his time at Adaptec. Like Adaptec, Mr. Sundaresh was brought in as CEO shortly after the company refocused its business objectives. His biggest concern was “making sure that [Jetstream] was well capitalized to take advantage of growth ahead” and his stated goals were to “drive growth” and “expand internationally.” On April 15, 2002, Jetstream announced it could not continue operating as a stand-alone business. After three years under Mr. Sundaresh’s leadership, Jetstream lost all the backing of its venture capitalists and was forced to halt operations. Least surprising of all, about the time Jetstream’s assets were being sold, Mr. Sundaresh had already moved on to his next “opportunity,” Candera, Inc.

Candera Inc: Different Company, Same Story

On September 30, 2002, Candera Inc., a developer of next-generation network-based storage management platforms, appointed Sundaresh as president and chief executive officer. In November 2003, Mr. Sundaresh stated, “You always want to align your business plan with your capital....We're putting all our efforts on two things: market expansion and development of our networking storage controller and beyond.” Less than one year later, Candera closed its doors having gone through nearly $60 million in funding with nothing to show for it. According to one analyst, “the problem was a) they didn't get much sales traction; and b) they didn't get any major OEM deals. It was really the lack of OEM deals that killed them.” Yet another seemingly scary similarity to Adaptec!

Mr. Sundaresh says his turnaround plan at Adaptec is gaining “traction”. Apparently his business plan wasn’t able to gain any “traction” at Candera. Why should we believe this now at Adaptec when there is no evidence to support it? Don’t let Candera happen to Adaptec!

In deciding whether you can trust what Mr. Sundaresh is telling you now, you should consider his past false promises:

On the turnaround gaining traction: As Adaptec’s revenues are in a free fall, Mr. Sundaresh is telling you the turnaround is gaining “traction”.

The Harsh Reality: Mr. Sundaresh’s plan is not gaining any “traction” whatsoever. In fact, the projections he provided to the Board in August show absolutely zero growth in revenue through Fiscal Year 2012.

On the Aristos Logic Acquisition: Mr. Sundaresh emphatically championed the $38 million Aristos Logic acquisition and assured our director representatives that the revenue projections used to justify the acquisition price were “conservative”. Those revenue projections have since proven to be greatly inflated, indicating either that management did a poor job in conducting due diligence or in managing Aristos Logic after it was acquired.

The Harsh Reality: Like Glass Lewis, we and all stockholders should be “troubled” by Mr. Sundaresh’s execution of the Aristos acquisition and “concerned” that the acquisition has contributed to the Company’s recent losses. The Company paid $38 million for Aristos and recorded approximately $17 million in losses in connection with it the very same year in which it was acquired. Do not let Mr. Sundaresh spend your significant cash unchecked! The Aristos acquisition was approved and conducted under his direction, his failed diligence and his inflated revenue projections. Ask yourself why Mr. Sundaresh won’t agree to put significant acquisitions up for a stockholder vote. We think the answer is clear.

On Returning Cash to Stockholders: The Company states in its press release that “It is noteworthy that Steel, in all of its recent public comments about Adaptec, has not once called for the return of cash as a dividend to stockholders.”

The Harsh Reality: The Legacy Directors of the Company have never returned capital to the stockholders. Mr. Sundaresh, Mr. Kennedy, and Mr. Van Houweling have been on the Board since 2005, 2001, and 2002, respectively, and the Company has never paid a dividend, and the only stock buybacks that were done were at the recommendation of Mr. Howard and Mr. Quicke. Over this timeframe the Company has made four acquisitions for over $390 million dollars. Most of this was goodwill and intangibles that has since been written off.

Steel Partners agrees with the Company’s independent financial advisor that the $143 million net operating loss carryforwards (NOLs) have significant value, and the way to create the most value for stockholders is to prudently look for ways to invest the capital that will utilize this asset.

Additionally, as we stated in our recent presentation “We will explore ways to return capital to the Company’s stockholders in a tax-efficient manner, including additional stock repurchases and or dividends. Additionally, we will recommend to the Board, as we have done in the past, to aggressively buyback shares if the stock trades below cash value”.

If our solicitation is not successful, Mr. Sundaresh will be permitted to continue his value-destroying plans unimpeded.

Despite all of his failures, Mr. Sundaresh has now proposed a Board that would be controlled by himself, Messrs. Kennedy and Van Houweling and three directors hand-picked by Mr. Sundaresh. There will be zero accountability and oversight at the Company, which we believe is precisely the scenario that Mr. Sundaresh has been seeking all along.

Voting to remove Messrs. Sundaresh and Loarie on the WHITE consent card is the only way to ensure a more balanced Board that will provide proper oversight and accountability.

FORTUNATELY, IT’S NOT TOO LATE TO SAVE ADAPTEC AND YOUR INVESTMENT!

YOU CANNOT AFFORD TO LEAVE YOUR INVESTMENT IN MR. SUNDARESH’S HANDS.

Steel Partners recommends that all Adaptec stockholders sign, date and return the WHITE consent card today! We urge you not to revoke your consent by signing any gold consent revocation card sent to you by Adaptec or otherwise, and to revoke any consent revocation you may have already submitted to Adaptec. Follow the simple voting instructions contained on the WHITE consent card or contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500.

About Steel Partners

Steel Partners Holdings L.P. (“SPH”) is a global diversified holding company that owns majority-owned subsidiaries, controlled companies and other interests in a variety of operating assets and businesses. SPH seeks to work with the management of these companies to increase corporate value over the long term for all stakeholders and shareholders through growth initiatives, Steel Partners Operational Excellence programs, the Steel Partners Purchasing Council, balance sheet improvements and capital allocation policies.

Steel Partners II LP is a wholly-owned subsidiary of SPH.

Contact:

Steel Partners
Jason Booth, 310-941-3616